CONTACTS:

Brian Turcotte
Investor Relations
561-438-3657
brian.turcotte@officedepot.com

Brian Levine
Public Relations
561-438-2895
brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES RESULTS OF INDEPENDENT REVIEW OF
VENDOR PROGRAM ACCOUNTING

Delray Beach, Fla., November 8, 2007 -- Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced the findings from an independent review by the Audit Committee of the Company’s accounting for certain vendor program funds.

The review, which arose from a whistleblower complaint, revealed that during the period beginning in the third quarter of 2006 through the second quarter of 2007 funds due or received from vendors previously recognized in the current quarter should have been deferred into later periods. The anticipated impact of these errors will reduce gross profit, operating profit, net earnings and earnings per share in prior quarters and will result in related amounts being recognized in future periods. The Company currently estimates that it will reduce diluted earnings per share by $0.02 in Q3 2006, $0.03 in Q4 2006, $0.01 in Q1 2007, and $0.02 in Q2 2007. The diluted EPS impact of approximately $0.07 per share will be recognized beginning in the second half of 2007 and in decreasing amounts in years from 2008 through 2010. These errors are non-cash adjustments to our previously reported results. The Company intends to file an amended Annual Report on Form 10-K/A for the fiscal year 2006 and amended Quarterly Reports on Form 10-Q/A for the first and second quarters of 2007, and preparation of those documents is now underway.

The Company will file a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission relating to the 2007 third quarter Form 10-Q. The Company anticipates making all necessary filings and releasing its 2007 third quarter financial results by the end of November. A subsequent press release will be issued to announce a date for the release of the Company’s third quarter 2007 results.

On October 29, 2007, Office Depot announced that its Audit Committee initiated an independent review principally focused on the accounting for certain vendor program funds. The Audit Committee, with the assistance of independent legal counsel and forensic accountants, assessed the timing of recognition of certain vendor program arrangements. The investigation revealed errors in timing of vendor program recognition and included evidence that some individuals within the Company’s merchandising organization failed to provide Office Depot’s accounting staff with complete or accurate documentation of future purchase or performance conditions in certain vendor programs that would have required recognition of the related vendor funds to be deferred into future periods. The anticipated impacts of correcting these errors is presented below.

As a result of the investigation, the Company has identified this to be a material weakness in its internal controls and is taking actions to remediate the deficiencies identified, including the termination of four employees within the Company’s merchandising organization.

	2006		2007
(Decrease) /Increase	Q3	Q4	Q1	Q2	Future Periods[1]
EPS - Diluted	$(0.02)	$(0.03)	$(0.01)	$(0.02)	$0.07

[1]
The impact on diluted earnings per share in future periods of $0.07 was calculated using historical information related to the weighted average number of common shares outstanding and the effective tax rate; actual amounts may vary.

While the Company expects to report the impacts described above, there can be no assurance that the final adjustments that are made as part of the restatement will not differ materially from these estimates.  Additional information will be available in the Company’s Form 12b-25.

About Office Depot
Office Depot provides more office products and services to more customers in more countries than any other company.

Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of over $15.4 billion, and employs approximately 52,000 associates around the world. Currently, the Company sells to customers directly or through affiliates in 43 countries.

Office Depot is a leader in every distribution channel -- from retail stores and contract delivery to catalogs and e-commerce. As of June 30, 2007, Office Depot had 1,186 retail stores in North America and another 369 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With $4.7 billion in online sales during the last twelve months, the Company is also one of the world’s largest e-commerce retailers.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at:http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”) made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.